|	NEWS
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Ford Fusion, Escape Post Best August Sales Ever; Explorer Achieves Best August Performance Since 2004

•	Ford Fusion has best August ever; year-to-date sales best since its launch in 2005

•	Ford Escape posts record for August and for year-to-date sales

•	Ford Explorer achieves its best August sales results since 2004

•	Ford F-Series posts sixth consecutive month above 60,000

•	Ford Motor Company U.S. sales of 222,174 vehicles for August, up slightly – providing best August sales in eight years

DEARBORN, Mich., Sept. 3, 2014 – Ford Motor Company U.S. sales totaled 222,174 vehicles in August, up 0.4 percent from a year ago and the best August sales in eight years. Retail sales of 178,800 vehicles increased 2 percent, while fleet sales of 43,374 vehicles declined 6 percent.

“Both Fusion and Escape set records in August, each continuing on a strong pace toward 2014 being a best-ever sales year,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “It also was another solid month for F-Series, which again topped 60,000 sales and maintained its lead as the best-selling pickup in the U.S.”

Fusion’s best-ever August sales totaled 29,452 vehicles – an increase of 19 percent. Retail sales for the month were up 23 percent. Fusion posted retail sales gains in every region, with the car’s largest increase coming from the West – up 27 percent.

Escape sales of 28,996 vehicles were up 9 percent, while retail sales of Escape were up 23 percent. This provides Escape with record August sales for both total and retail sales.

Explorer sales surged 25 percent for the best August since 2004, with 17,748 vehicles sold. Explorer is on pace to be America’s best-selling midsize utility for a fourth straight year.

F-Series monthly sales totaled 68,109 vehicles. This marks the sixth consecutive month above the 60,000 vehicle threshold.

Inventory and sales continue to build steadily for Lincoln MKC, with 1,760 vehicles sold in August. Dealers are nearing full stock of the all-new small premium utility, which coincides with the kickoff of the luxury brand’s new national advertising campaign. Lincoln sales are up 13 percent year-to-date through August – a pace expected to increase the rest of the year.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 186,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.